CONTACT: Richard G. Satin - Vice President Operations and General Counsel MEDICAL ACTION INDUSTRIES INC.
           (631) 231-4600, Extension 257


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                    MEDICAL ACTION INDUSTRIES REPORTS RECORD
                     REVENUE AND INCREASED EARNINGS FOR THE
                  THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2003

                                     ------

             QUARTERLY NET INCOME RISES 33% ON 37% REVENUE INCREASE

                                     ------

                     MEDICAL ACTION NAMED BY FORBES MAGAZINE
                    AS ONE OF THE TOP SMALL PUBLIC COMPANIES

                                     ------


         HAUPPAUGE, N.Y., November 10, 2003 - Medical Action Industries Inc. (NASDAQ/NM:MDCI), a leading supplier of medical and surgical disposable products, today reported the highest quarterly revenue in its history for the three months ended September 30, 2003.

         Net sales for the second quarter reached a record $32,356,000, an increase of $8,780,000 or 37%, over the $23,576,000 in net sales reported for the three months ended September 30, 2002. Income before income taxes reached a record $3,850,000 in the second quarter, while net income for the period increased 33% to $2,376,000 or $.24 per basic share ($.23 diluted share), compared with $1,789,000 or $.19 per basic share and ($.18 diluted share) reported for the comparable quarter in 2002.

         Net sales for the six months ended September 30, 2003 totaled a record $62,977,000, an increase of $16,847,000 or 37%, over the $46,130,000 in net sales reported for the six months ended September 30, 2002. Income before income taxes reached $7,322,000 for the six months ended September 30, 2003. Net income for the six months ended September 30, 2003 increased 26% to $4,560,000 or $.46 per basic share ($.45 per diluted share).

         Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (EST) on November 10, 2003. You may participate in the conference call by calling 1-800-865-4415 and asking for the Medical Action conference call with Paul D. Meringolo, CEO and President. If you are unable to attend the conference call, you may listen to a live webcast of the call by visiting our website: WWW.MEDICAL-ACTION.COM, commencing at 10:00 a.m. (EST) on November 10, 2003. The complete call and discussion will be available for replay on our website beginning at 2:00 p.m. (EST).

         "Our results reflect the successful integration of our acquisitions consummated during the past fiscal year, and strong growth from our line of minor procedure kits and trays", said Mr. Meringolo.

         Mr. Meringolo further announced that Medical Action was selected for the third year in a row by Forbes Magazine as one of the top 200 small public companies (ranked No. 45). It is extremely gratifying to receive this recognition, especially given the extraordinary criteria, which included return on equity, sales and earnings per share growth - each of them measured during the past five years and the most recent four quarters. Medical Action was ranked No. 78 last year.

         In connection with the recent adoption of new SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2004 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

     o For the year ended March 31, 2004, Medical Action anticipates reporting record net income for the seventh consecutive year and record revenue for the ninth consecutive year.

     o Medical Action anticipates that earnings per share in the third quarter of fiscal 2004 should be in the range of $.22 to $.24 per diluted share.

     o Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.


                                     # # # #

This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action's operations and future results. Please see the Company's filings with the Securities and Exchange Commission, including, without limitation, the Company's Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.


                              MEDICAL ACTION INDUSTRIES INC.
                              CONDENSED FINANCIAL HIGHLIGHTS
                                  STATEMENTS OF EARNINGS
                                        (UNAUDITED)

                                     FOR THE THREE MONTHS ENDED         FOR THE SIX MONTHS ENDED
                                     --------------------------         ------------------------

                                     9/30/03            9/30/02         9/30/03          9/30/02
                                     -------            -------         -------          -------
NET SALES                            32,356,000      23,576,000         62,977,000    46,130,000
GROSS PROFIT                          8,481,000       7,108,000         16,626,000    14,253,000
SELLING, GENERAL AND
  ADMINISTRATIVE EXPENSE              4,396,000       4,126,000          8,765,000     8,293,000
INCOME BEFORE INCOME TAXES            3,850,000       2,880,000          7,322,000     5,826,000
NET INCOME                            2,376,000       1,789,000          4,560,000     3,612,000
EARNINGS PER SHARE:
           BASIC                            .24             .19                .46           .38
           DILUTED                          .23             .18                .45           .35
WEIGHTED AVERAGE NUMBER
  OF SHARES OUTSTANDING:
           BASIC                      9,960,083       9,526,233          9,916,873     9,510,057
           DILUTED                   10,190,807      10,188,254         10,167,019    10,187,438



                                SUMMARY BALANCE SHEET DATA
                                --------------------------

                                              SEPTEMBER 30,                    MARCH 31,
                                                   2003                          2003
                                           ------------------            --------------------
RECEIVABLES (NET)                               10,605,000                    10,145,000
INVENTORIES                                     15,080,000                    16,079,000
TOTAL ASSETS                                    82,908,000                    84,744,000
TOTAL CURRENT LIABILITIES                       11,734,000                    11,918,000
LONG-TERM DEBT, NET OF CURRENT PORTION          19,530,000                    27,355,000
SHAREHOLDER'S EQUITY                            49,208,000                    43,035,000



                                   KEY FINANCIAL STATISTICS
                                   ------------------------

CURRENT RATIO                                          2.3                           2.4
DEBT TO EQUITY RATIO                                   .51                           .76
BOOK VALUE PER SHARE                                 $4.94                         $4.43

